Consent of Independent Registered Public Accounting Firm

The Board of Trustees
The Calvert Fund:

We consent to the use of our report, incorporated here in by reference dated November 17, 2005, with respect to the financial statements of the Calvert Income Fund, a series of The Calvert Fund, as of September 30, 2005 and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodians" in the Statement of Additional Information.

/s/ KPMG LLP
Philadelphia, Pennsylvania
October 25, 2005